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                                                                    EXHIBIT 10.1

                         SEPARATION AGREEMENT TERM SHEET
                         -------------------------------

         This Separation Agreement Term Sheet ("Term Sheet") is entered into as of October 6, 2005 (the "Termination Date") by and between Thomas A. Waltermire ("Executive") and PolyOne Corporation ("PolyOne" or "Company"):

         WHEREAS, prior to the Termination Date, Executive was the President and Chief Executive Officer of PolyOne;

         WHEREAS, as of the Termination Date, PolyOne and Executive have mutually determined that Executive shall resign his all positions with PolyOne;

         WHEREAS, the parties intend to develop a mutually-agreeable Separation Agreement (the "Agreement") detailing all the terms and conditions applicable to, as well as all payments and benefits associated with, the cessation of Executive's employment with the Company;

         WHEREAS, in order to document their agreements until such time as a final Agreement can be developed, the parties have signed this Term Sheet as of the Termination Date;

         NOW, THEREFORE, in consideration of the promises and agreements contained herein, the Company and Executive agree as follows:

         1. Resignation. Executive shall resign as of the Termination Date from all positions with the Company, including all positions as an officer or director of the Company.

         2. Salary Continuation. For a time period (the "Severance Period") beginning on the Termination Date and ending 36 months later, Executive shall be paid his regular monthly salary in accordance with the Company's regular payroll practices and subject to the regular withholdings and deductions.

         3. Annual Incentive Plan. Executive shall receive his annual bonus for 2005 under the Senior Executive Annual Incentive Plan in accordance with the terms of the plan, and shall not be eligible for a bonus in any subsequent period.

         4. Long Term Incentive. Executive shall receive additional compensation under the Company's long term executive incentive Plans as follows: he shall receive the full amount that would be payable to him for the Performance Period 2003-2005; two-thirds of the amount that would be payable to him for the Performance Period 2004-2006; and one-third of the amount that would be payable to him for the Performance Period 2005-2007.


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         5.      Equity. Executive shall not be eligible for any additional grants of stock options, performance shares, or share appreciation rights (collectively, the "Equity") after the Termination Date. Executive's rights with respect to any Equity granted to him prior to the Termination Date shall be governed by the terms and conditions of the applicable plans based on his termination of employment as of the end of the Severance Period.

         6. Benefits. During the Severance Period, Executive shall receive the following benefits: (a) Executive shall be allowed to continue as a plan participant under the Company's health care plan during the Severance Period, subject to the terms and conditions of the plan, and at the conclusion of the Severance Period, Executive may continue, at his cost, his participation in the health care plan pursuant to COBRA; (b) Executive shall continue to receive any company-provided life insurance benefit; (c) Executive shall be entitled to continue his current car allowance pursuant to the Company's policies; (d) Executive shall continue to receive financial planning services; and (e) Executive shall receive outplacement services in accordance with Company's usual policies and limits.

         7. Release and Non-disparagement. The Agreement will include a full release of claims by Executive, and a mutual non-disparagement provision.

         8. Non-competition and Non-solicitation. The Agreement will include mutually-acceptable non-competition and non-solicitation provisions.

         9. Compensation Committee Approval Required. Nothing in this Term Sheet shall be binding until the Term Sheet is approved by the Compensation and Governance Committee of the Company's Board of Directors.

         IN WITNESS WHEREOF, the parties have executed and delivered this Term Sheet as of the date set forth above.

                                        POLYONE CORPORATION



                                        By: /s/ Farah M. Walters
                                            ----------------------------------

                                        Its:  Chair, Compensation &
                                              Governance Committee

                                        Date:  October 6, 2005



                                        /s/ Thomas A. Waltermire
                                        --------------------------------------
                                        THOMAS A. WALTERMIRE

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